EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Digital Domain Media Group, Inc. of our report dated March 30, 2012, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Digital Domain Media Group, Inc. for the year ended December 31, 2011.

/s/ SingerLewak LLP

Los Angeles, California

June 29, 2012